Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 26, 2006

YRC Worldwide Delivers Another Record Year

•	Yellow Transportation achieves record revenue and operating income for third straight year

•	Roadway Express posts 92.9% adjusted operating ratio in fourth quarter and 92.8% reported

•	YRC Regional Transportation reports 8.5% LTL tonnage growth in fourth quarter

•	Meridian IQ continues double-digit growth and enhances global network

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced 2005 adjusted diluted earnings per share (“EPS”) of $5.28 compared to last year’s $3.96, an increase of 33%. Adjustments for 2005 were $.10 of acquisition charges, $.04 for executive severance, $.06 for gains on property disposals, and $.08 for an unanticipated increase in the effective tax rate. The company excludes these charges when evaluating performance and does not consider them part of core operations. 2005 adjusted EPS includes $.18 of dilution from the company’s contingent convertible notes based on an average YRCW stock price of $50.66 for the year. No related dilution was included in the 2004 adjusted EPS. Reported EPS for 2005 was $5.12 compared to prior year’s reported EPS of $3.75, an increase of 37%.

For the fourth quarter 2005, YRC Worldwide reported adjusted EPS of $1.39 compared to fourth quarter 2004 of $1.24. Adjustments for fourth quarter 2005 were $.03 of acquisition charges, $.05 of gains on property disposals, and $.07 for the increase in the effective tax rate. Fourth quarter 2005 adjusted EPS includes $.03 of dilution from the contingent convertible notes based on an average YRCW stock price of $44.85 for the quarter. No related dilution was included in the fourth quarter 2004 adjusted EPS. Reported EPS for fourth quarter 2005 was $1.34 compared to fourth quarter 2004 of $1.24.

“We had another excellent year in 2005 both financially and strategically,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “Our business units performed well and delivered solid financial results, which are even more impressive considering we added the USF companies to our portfolio and realigned our regional service coverage.”

YRC Worldwide reported the following consolidated results for the full year 2005:

•	Record operating revenue of $8.74 billion compared to 2004 record revenue of $6.77 billion.

•	Record adjusted operating income of $544 million compared to 2004 record adjusted operating income of $357 million, an increase of $187 million. Adjustments in 2005 totaled $8 million and related to acquisition charges, executive severance, and property disposals. Reported operating income was $536 million compared to reported operating income of $362 million in 2004.

•	Adjusted operating ratio of 93.8%, 90 basis points better than last year, and a reported operating ratio of 93.9%.

•	The company’s effective tax rate was 39.0% compared to an expected 38.1%. The increase is primarily related to a change in the accounting treatment of Roadway deferred taxes established at the acquisition date. This is not expected to impact the tax rate in future periods.

For the fourth quarter 2005, YRC Worldwide reported the following consolidated results:

•	Operating revenue of $2.48 billion compared to $1.77 billion in the same period last year.

•	Adjusted operating income of $152 million compared to $107 million for fourth quarter 2004. Adjustments in fourth quarter 2005 totaled $2 million and related to acquisition charges and property disposals. Reported operating income was $154 million compared to reported operating income of $111 million for fourth quarter last year.

Please note the 2005 full year results include the USF companies since May 25, 2005. Full year and fourth quarter 2004 results do not include the USF companies.

Selected Segment Highlights for Fourth Quarter 2005

•	Yellow Transportation

•	Record fourth quarter revenue of $887 million, up 7.5% from fourth quarter last year.

•	Record fourth quarter adjusted operating income of $60 million and operating ratio of 93.2%. Reported operating income of $65 million and operating ratio of 92.7%.

•	LTL tonnage per day growth of 2.3% from fourth quarter 2004.

•	LTL revenue per hundred weight up 4.5% compared to fourth quarter 2004.

•	Roadway Express

•	Fourth quarter revenue of $865 million, up 5.2% from fourth quarter last year.

•	Fourth quarter adjusted operating income of $61 million. Reported operating income of $63 million.

•	Adjusted operating ratio of 92.9% and reported operating ratio of 92.8%.

•	LTL revenue per hundred weight up 5.9% when compared to fourth quarter 2004.

•	YRC Regional Transportation

•	Fourth quarter revenue of $584 million.

•	Adjusted operating income of $34 million. Reported operating income of $30 million.

•	LTL tonnage per day up 8.5% from fourth quarter 2004.*

•	LTL revenue per hundred weight up 5.8% when compared to fourth quarter 2004.*

•	Meridian IQ

•	Fourth quarter revenue of $153 million, up 156% from fourth quarter last year when including USF Logistics. Fourth quarter revenue up 26% when excluding USF Logistics.

•	Operating income of $4.2 million compared to $1.5 million in fourth quarter 2004.

*	Includes the operating companies of New Penn Motor Express, USF Bestway, USF Holland and USF Reddaway.

For complete statistical information, refer to the company’s website at yrcw.com under Investor Relations and then select Earnings Releases & Operating Statistics.

Selected Financial Data

The company will file a Form 8-K with the Securities and Exchange Commission within the next two weeks that includes unaudited Consolidated Balance Sheets at December 31, 2005 and 2004, and unaudited Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004. Selected unaudited financial data is included below.

(in millions except percentages)	December 31, 2005	December 31, 2004
Cash and cash equivalents	$82	$107
Total debt	1,488	658
Total shareholders’ equity	1,940	1,214
Debt to capitalization	43.4%	35.1%
Debt to capitalization, less cash	42.0%	31.2%

Outlook

“Our focus now is on delivering 2006 results and continuing our strategic initiatives,” stated Zollars. “With our significant scale and operational leverage combined with a good economy, we feel confident with our plans for the upcoming year.” The company’s expectations for 2006 include the following:

•	Full year 2006 EPS between $6.15 and $6.30, including $.15 per share of dilution from the contingent convertibles based on an average YRCW stock price of $47.84. First quarter 2006 EPS between $1.00 and $1.05, including $.03 per share of dilution based on the same average stock price assumed for the full year.

•	Consolidated revenue of about $10 billion, interest expense around $82 million and a consolidated income tax rate of 38.1%.

•	Diluted average shares of 61 million.

•	Gross capital expenditures between $450 and $475 million.

•	Cost reductions related to the Roadway and USF acquisitions around $130 million.

•	Economic assumptions include year-over-year growth in real GDP and IPI of 3 to 3.5%.

Review of Financial Results

YRC Worldwide (NASDAQ: YRCW) will host a conference call for the investment community on Friday, January 27, 2006, beginning at 9:30 a.m. ET, 8:30 a.m. CT.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The conference ID number is 3693200. The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com.

An audio playback will be available beginning two hours after the call ends until midnight on February 10, 2006, by calling 1.800.642.1687 and then entering the access code 3693200. An audio playback also will be available for 30 days after the call via the StreetEvents and YRC Worldwide web sites.

* * * * *

The preceding disclosures contain references to ‘reported’ and ‘adjusted’ operating income, operating ratios, and earnings per share. Reported numbers include property gains and losses, one-time charges related to the acquisition of USF Corporation, and executive severance, while adjusted numbers exclude these items. Management adjusts for these items when evaluating operating performance to more accurately compare the results among periods.

In 2005, management also excluded the impact of an increase to its effective tax rate as it primarily related to a change in the accounting treatment of Roadway deferred taxes established at the acquisition date. This is not expected to impact the tax rate in future periods. Refer to the attached “Supplemental Financial Information” for more details.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results, revenue and earnings per share could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, the company’s ability to improve productivity results at its Roadway Express subsidiary and its resulting effects on efficiencies, service and yield, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

The company’s expectations for the amount of its diluted average shares are only its expectations regarding this amount. Actual diluted average shares could differ based on a number of factors including (among others) the number of employee and director stock option exercises, actual amounts of stock awarded to employees and directors during the year, the dilutive impact of the contingent convertible notes based on the company’s average stock price, and any unanticipated issuance of stock for currently unplanned financings or acquisitions.

The company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors including (among others) the company’s revenue and profitability results and the factors that affect revenue and results described above, the amount, character and interest rate on the company’s outstanding debt and any financings the company may enter into in the future.

The company’s expectations regarding its gross capital expenditures are only its expectations regarding these expenditures. Actual expenditures could differ based on (among others) the following factors: impacts on our business from the factors described above, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction, the need to spend additional capital on cost reduction opportunities, and the need to replace any unanticipated losses in capital assets.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ based on (among others) the following factors: variances in pre-tax earnings on both a consolidated and business units basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations regarding the amount of cost reductions that it can achieve in 2006 are only its expectations regarding these reductions. Actual reductions could differ based on (among others) the following factors: impacts on our business from the factors described above, our ability to terminate, amend or renegotiate prior contractual commitments, restrictions on actions under our collective bargaining agreements and unanticipated circumstances in our cost reduction planning.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, Meridian IQ, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore, and New Penn Motor Express. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Twelve Months
	2005	2004	2005	2004
OPERATING REVENUE	$2,483,100	$1,774,137	$8,741,557	$6,767,485

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,389,651	1,064,447	5,111,113	4,172,144
Operating expenses and supplies	435,428	273,118	1,438,426	1,011,864
Purchased transportation	304,605	206,070	991,157	752,788
Depreciation and amortization	69,714	44,722	250,562	171,468
Other operating expenses	132,076	78,287	406,348	302,167
Gains on property disposals, net	(5,042)	(3,957)	(5,388)	(4,547)
Acquisition and executive severance charges	2,952	—	13,029	—

Total operating expenses	2,329,384	1,662,687	8,205,247	6,405,884

OPERATING INCOME	153,716	111,450	536,310	361,601

NONOPERATING (INCOME) EXPENSES:
Interest expense	20,618	9,506	63,371	43,954
Write off of deferred debt issuance costs	—	—	—	18,279
Other	(2,602)	999	(4,090)	1,705

Nonoperating expenses, net	18,016	10,505	59,281	63,938

INCOME BEFORE INCOME TAXES	135,700	100,945	477,029	297,663
INCOME TAX PROVISION	55,925	37,600	185,971	113,336

NET INCOME	$79,775	$63,345	$291,058	$184,327

AVERAGE SHARES OUTSTANDING-BASIC	57,864	48,617	54,358	48,149

AVERAGE SHARES OUTSTANDING-DILUTED	59,376	51,170	56,905	49,174

BASIC EARNINGS PER SHARE	$1.38	$1.30	$5.35	$3.83

DILUTED EARNINGS PER SHARE	$1.34	$1.24	$5.12	$3.75

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Three Months
	2005	2004	%
Operating revenue:
Yellow Transportation	$886,541	$824,491	7.5
Roadway Express	865,072	822,227	5.2
YRC Regional Transportation	584,381	69,470	n/m
Meridian IQ	153,485	59,861	n/m
Corporate and other	(6,379)	(1,912)

Consolidated	2,483,100	1,774,137

Reported operating income (loss):
Yellow Transportation	64,547	55,728	15.8
Roadway Express	62,600	54,840	14.2
YRC Regional Transportation	30,138	8,668	n/m
Meridian IQ	4,245	1,484	n/m
Corporate and other	(7,814)	(9,270)

Consolidated	153,716	111,450

Adjustments to operating income by segment [a] :
Yellow Transportation	(4,275)	(2,329)
Roadway Express	(1,193)	(1,668)
YRC Regional Transportation	3,363	40
Meridian IQ	(26)	—
Corporate and other	41	—

Consolidated	(2,090)	(3,957)

Adjusted operating income (loss) [a]:
Yellow Transportation	60,272	53,399	12.9
Roadway Express	61,407	53,172	15.5
YRC Regional Transportation	33,501	8,708	n/m
Meridian IQ	4,219	1,484	n/m
Corporate and other	(7,773)	(9,270)

Consolidated	$151,626	$107,493

Reported operating ratio:
Yellow Transportation	92.7%	93.2%
Roadway Express	92.8%	93.3%
YRC Regional Transportation	94.8%	87.5%
Consolidated	93.8%	93.7%

Adjusted operating ratio:
Yellow Transportation	93.2%	93.5%
Roadway Express	92.9%	93.5%
YRC Regional Transportation	94.3%	87.5%
Consolidated	93.9%	93.9%

Reconciliation of reported diluted earnings per share (EPS) to adjusted diluted EPS:
Reported diluted EPS	$1.34	$1.24
Gains on property disposals	(0.05)	(0.05)
Acquisition charges	0.03	—
Change in effective tax rate[c]	0.07	—
Contingent convertible dilution impact	—	0.05

Adjusted diluted EPS	$1.39	$1.24

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Twelve Months Ended December 31

(Amounts in thousands except per share data)

(Unaudited)

	Twelve Months
	2005	2004	%
Operating revenue:
Yellow Transportation	$3,421,310	$3,180,590	7.6
Roadway Express	3,321,064	3,119,927	6.4
YRC Regional Transportation	1,570,828 [b]	260,572	n/m
Meridian IQ	447,563 [b]	213,199	n/m
Corporate and other	(19,208)	(6,803)

Consolidated	8,741,557	6,767,485

Reported operating income (loss):
Yellow Transportation	255,329	191,546	33.3
Roadway Express	209,122	158,334	32.1
YRC Regional Transportation	85,794 [b]	33,897	n/m
Meridian IQ	15,167 [b]	3,738	n/m
Corporate and other	(29,102)	(25,914)

Consolidated	536,310	361,601

Adjustments to operating income by segment [a] :
Yellow Transportation	(7,108)	(3,113)
Roadway Express	1,159	(1,466)
YRC Regional Transportation	8,838	32
Meridian IQ	(37)	—
Corporate and other	4,789	—

Consolidated	7,641	(4,547)

Adjusted operating income (loss) [a]:
Yellow Transportation	248,221	188,433	31.7
Roadway Express	210,281	156,868	34.0
YRC Regional Transportation	94,632	33,929	n/m
Meridian IQ	15,130	3,738	n/m
Corporate and other	(24,313)	(25,914)

Consolidated	$543,951	$357,054

Reported operating ratio:
Yellow Transportation	92.5%	94.0%
Roadway Express	93.7%	94.9%
YRC Regional Transportation	94.5%	87.0%
Consolidated	93.9%	94.7%

Adjusted operating ratio:
Yellow Transportation	92.7%	94.1%
Roadway Express	93.7%	95.0%
YRC Regional Transportation	94.0%	87.0%
Consolidated	93.8%	94.7%

Reconciliation of reported diluted EPS to adjusted diluted EPS:
Reported diluted EPS	$5.12	$3.75
Gains on property disposals	(0.06)	(0.06)
Acquisition charges	0.10	—
Executive severance	0.04	—
Change in effective tax rate[c]	0.08	—
Contingent convertible dilution impact	—	0.03
Write off debt issuance costs - nonoperating	—	0.24

Adjusted diluted EPS	$5.28	$3.96

[a]	Management excludes these items when evaluating operating income and segment performance to more accurately compare the results of our core operations among periods. This measurement should not be construed as a better measurement than operating income as defined by generally accepted accounting principles. Adjustments presented in the 2005 period herein consist of property gains and losses, acquisition related charges and executive severance charges. Adjustments presented in the 2004 period herein consist of property gains and losses.
[b]	Includes the revenue and operating income of USF operating companies since May 25, 2005, the date of acquisition.
[c]	Management excluded the impact of an increase to its effective tax rate as it primarily related to a change in the accounting treatment of Roadway deferred taxes established at the acquisition date. This is not expected to impact the tax rate in future periods.